ADMINISTRATION AGREEMENT

BNY MELLON FUNDS TRUST

200 Park Avenue

New York, New York 10166

June 14, 2000

Amended as of March 11, 2008

Mellon Bank, N.A.

One Mellon Bank Center

Pittsburgh, PA 15258

Dear Sirs:

The above-named investment company (the "Fund") herewith confirms its agreement with you as follows:

The Fund desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its charter documents and in its Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund's Board. The Fund intends to employ BNY Mellon Fund Advisers, a division of The Dreyfus Corporation (the "Adviser"), to act as its investment adviser and desires to employ you to act as its administrator.

In this connection it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist it in the performance of this Agreement. Such person or persons may be officers or employees who are employed by both you and the Fund. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Fund's behalf in any such respect. We have discussed and concur in your employing on this basis The Dreyfus Corporation to act as the Fund's sub-administrator (the "Sub-Administrator") to provide sub-administrative services to the Fund.

Subject to the supervision and control of the Fund's Board, you will assist in supervising all aspects of the Fund's operations except investment management of the Fund's portfolio, which shall be performed by the Adviser under its Investment Advisory Agreement with the Fund. It is understood that you shall not act and shall not be required to act as an investment adviser or have any authority to supervise the investment or reinvestment of the cash, securities or other property comprising the Fund's assets or to determine what securities or other property may be purchased or sold by the Fund.

You will supply office facilities (which may be in your own offices), data processing services, clerical, accounting and bookkeeping services, internal auditing and legal services, internal executive and administrative services, and stationery and office supplies; and prepare reports to the Fund's stockholders, tax returns, reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; and calculate the daily net asset value of the Fund's shares in accordance with the Fund's Declaration of Trust and then-current registration statement. In addition, you will pay the fees and expenses of the Fund's transfer agent.

You shall exercise your best judgment in rendering the services to be provided hereunder and the Fund agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Fund or to its security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

In consideration of the services rendered pursuant to this Agreement, the Fund will pay you a fee calculated daily and paid monthly at the annual rate of the following percentages of the Fund's aggregate average daily net assets: 0.15% of such assets through $6 billion; 0.12% of such assets greater than $6 billion through $12 billion; and 0.10% of such assets greater than $12 billion. No fee shall be applied to assets held by the BNY Mellon Balanced Fund which are invested in (i) cash or money market instruments or (ii) shares of the other series of the Fund.

Net asset value shall be computed on such days and at such time or times as described in the Fund's then-current Prospectus and Statement of Additional Information. The fee for the period from the date of the commencement of the public sale of the Fund's shares to the end of the month during which such sale shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

For the purpose of determining fees payable to you, the value of the Fund's net assets shall be computed in the manner specified in the Fund's charter documents for the computation of the value of the Fund's net assets.

You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of the Fund will be borne by the Fund, except to the extent specifically assumed by you or the Adviser. The expenses to be borne by the Fund include, without limitation, the following: organizational costs, taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members who are not officers, directors, employees or holders of 5% or more of the outstanding voting securities of the Adviser or you or any of the Adviser's or your affiliates, Securities and Exchange Commission fees (except as provided in the last sentence of this paragraph) and state Blue Sky qualification fees, advisory and administration fees, charges of custodians, insurance premiums, industry association fees, outside auditing and legal expenses, costs of maintaining the Fund's existence, costs of independent pricing services, costs of shareholders' reports and corporate meetings, costs of preparing and printing certain prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders, and any extraordinary expenses. You and not the Fund shall bear those Securities and Exchange Commission registration fees attributable to net sales of shares of the Fund during calendar year 2000 (the first year in which the Fund conducted operations), but not to exceed the amount of such fees actually payable to the Securities and Exchange Commission with respect to net sales of shares of the Fund during its entire fiscal period ending August 31, 2000.

The Fund understands that you may act as administrator of various investment companies and fiduciary or other managed accounts, and the Fund has no objection to your so acting. In addition, it is understood that the persons employed by you to assist in the performance of duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of you or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, or employee of the Fund, shall be deemed, when acting in the capacity of officer, Board member or employee of the Fund, to be rendering such services to or acting solely for the Fund and not as your officer, director, partner, employee, or agent or one under your control or direction even though paid by you.

This Agreement shall continue until the date (the "Reapproval Date") set forth on Exhibit A hereto (and, if the Fund has Series, a separate Reapproval Date shall be specified on Exhibit A for each Series), and thereafter shall continue automatically for successive annual periods ending on the day (the "Reapproval Day") of each year set forth on Exhibit A hereto, provided such continuance is specifically approved at least annually by (i) the Fund's Board or (ii) vote of a majority (as defined in the Investment Company Act of 1940) of the Fund's outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund's Board members who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on 60 days' notice, by the Fund's Board as to the Fund or any relevant Series, as the case may be, or by vote of holders of a majority of the Fund's or, as to any relevant Series, such Series' shares or, upon not less than 90 days' notice, by you. This Agreement also will terminate automatically in the event of its assignment (as defined in said Act).

The Fund recognizes that from time to time your directors, officers and employees may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships and other entities (including other investment companies) and that your corporation or its affiliates may enter into administration or other agreements with such other entities. If you cease to act as the Fund's administrator, the Fund agrees that, at your request, the Fund will take all necessary action to change the name of the Fund to a name not including "BNY Mellon" or "BNY Mellon Wealth Management" in any form or combination of words.

This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any Board member, officer or shareholder of the Fund individually.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,
BNY MELLON FUNDS TRUST

By:

Accepted:
MELLON BANK, N.A.
By:

EXHIBIT A

Name of Series	Reapproval Date	Reapproval Day
BNY Mellon Large Cap Stock Fund	June 1, 2008	June 1
BNY Mellon Income Stock Fund	June 1, 2008	June 1
BNY Mellon Mid Cap Stock Fund	June 1, 2008	June 1
BNY Mellon Small Cap Stock Fund	June 1, 2008	June 1
BNY Mellon U.S. Core Equity 130/30 Fund	June 1, 2009	June 1
BNY Mellon International Fund	June 1, 2008	June 1
BNY Mellon Emerging Markets Fund	June 1, 2008	June 1
BNY Mellon Bond Fund	June 1, 2008	June 1
BNY Mellon Intermediate Bond Fund	June 1, 2008	June 1
BNY Mellon Short-Term U.S. Government Securities Fund	June 1, 2008	June 1
BNY Mellon National Intermediate Municipal Bond Fund	June 1, 2008	June 1
BNY Mellon National Short-Term Municipal Bond Fund	June 1, 2008	June 1
BNY Mellon Massachusetts Intermediate Municipal Bond Fund	June 1, 2008	June 1
BNY Mellon Pennsylvania Intermediate Municipal Bond Fund	June 1, 2008	June 1
BNY Mellon Balanced Fund	June 1, 2008	June 1
BNY Mellon Money Market Fund	June 1, 2008	June 1
BNY Mellon National Municipal Money Market Fund	June 1, 2008	June 1

BNY Mellon Intermediate U.S. Government Fund	June 1, 2009	June 1
BNY Mellon International Appreciation Fund	June 1, 2009	June 1
BNY Mellon New York Intermediate Tax-Exempt Bond Fund	June 1, 2009	June 1

Revised: March 11, 2008